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                                                                     EXHIBIT 5.1

                         [Letterhead of Ehrenreich & Krause]


                                             September 18, 1997


Data Systems & Software Inc.
200 Route 17
Mahwah, NJ  07430

         Re:  1994 STOCK INCENTIVE PLAN
              -------------------------

Dear Sirs:

         We have acted as counsel for Data Systems & Software Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company under the Securities Act of 1933 for the purpose of registering 1,350,000 shares of its Common Stock, par value $.01 per share (the "Shares"), that may be issued pursuant to the Company's 1994 Stock Incentive Plan referred to in the Registration Statement (the "Plan").

         On the basis of such investigation as we have deemed necessary, we are of the opinion that the Shares have been duly and validly authorized for issuance, and that the Shares, when issued upon due exercise of options granted or hereafter granted under the Plan in accordance with the provisions of the Plan and the related option agreements (including payment of the option exercise price provided for therein), will be fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

         Sheldon Krause, a member of our firm, is a director of the Company.

                                  Very truly yours,


                                  /s/ Ehrenreich & Krause
                                  -----------------------
                                  Ehrenreich & Krause